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EXHIBIT 12.     STATEMENT RE:  COMPUTATION OF RATIOS

                     FIRST HAWAIIAN, INC. AND SUBSIDIARIES
        COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                                            YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------------------------
                                    1996               1995           1994               1993             1992
                               -------------      ------------    ------------      ------------     ------------
                                                             (dollars in thousands)
Income before income taxes
and cumulative effect of a
change in accounting principle    $  115,834      $   122,138       $  111,501       $  119,105       $   127,880
                                  ----------      -----------       ----------       ----------       -----------


Fixed charges:(1)
   Interest expense                  252,795          265,297          179,688          163,541           217,693
   Rental expense                      4,932            4,600            5,355            4,013             5,801
                                  ----------      -----------       ----------       ----------       -----------
                                     257,727          269,897          185,043          167,554           223,494
Less interest on deposits            182,402          176,048          120,289          129,719           186,725
                                  ----------      -----------       ----------       ----------       -----------

   Net fixed charges                  75,325           93,849           64,754           37,835            36,769
                                  ----------      -----------       ----------       ----------       -----------

   Earnings, excluding
       interest on deposits       $  191,159      $   215,987       $  176,255       $  156,940       $   164,649
                                  ==========      ===========       ==========       ==========       ===========

   Earnings, including
       interest on deposits       $  373,561      $   392,035       $  296,544       $  286,659       $   351,374
                                  ==========      ===========       ==========       ==========       ===========

Ratio of earnings to
   fixed charges:

   Excluding interest
       on deposits                      2.54x            2.30x            2.72x            4.15x             4.48x

   Including interest
       on deposits                      1.45x            1.45x            1.60x            1.71x             1.57x
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(1)    For purposes of computing the above ratios, earnings represent income before income taxes and cumulative effect of a change in accounting principle plus fixed charges.  Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third)
       deemed representative of the interest factor.  Fixed charges, including interest on deposits, include all interest, whether expensed or capitalized, and that portion of rental expense (generally one third)
       deemed representative of the interest factor.